Exhibit (a)(5)(v)

IR Contact Jody Burfening Lippert/Heilshorn & Associates jburfening@lhai.com (212) 838-3777

FOR IMMEDIATE RELEASE

GLOBALOPTIONS GROUP, INC. ANNOUNCES
PRELIMINARY RESULTS OF ITS TENDER OFFER

New York, NY – December 30, 2010 – GlobalOptions Group, Inc. (Nasdaq: GLOI) (“GlobalOptions” or the “Company”) announced the preliminary results of its partial tender offer, which expired at Midnight (one minute after 11:59 p.m.) on December 29, 2010.  GlobalOptions commenced the tender offer on December 1, 2010 to purchase up to 10,000,000 shares of its common stock, par value $0.001 per share, at a price of $2.40 per share, net to the seller in cash, without interest.

Based on the preliminary count by Continental Stock Transfer & Trust Company, the depositary for the tender offer, approximately 1,122,883 shares of the Company’s common stock were properly tendered and not withdrawn. Of the total shares tendered, approximately 294,392 were tendered pursuant to the guaranteed delivery procedure described in the Company’s Offer to Purchase. Tenders made pursuant to the guaranteed delivery procedure will be accepted upon receipt of the related stock certificates or confirmation of book entry transfer, along with any other required documentation within three business days after the notice of guaranteed delivery was delivered to the depositary.

Based on the preliminary count, the Company expects to purchase all 1,122,883 of the shares tendered by its stockholders. The number of shares tendered represents approximately 7.7% of the currently outstanding shares of the Company’s common stock.

The actual number of shares to be purchased is subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares properly tendered pursuant to the guaranteed delivery procedure. The actual number of shares will be announced promptly following completion of the verification process. Payment for shares accepted and the return of any shares tendered but not accepted will occur promptly after determination of the number of shares properly tendered.

Based on the preliminary count, the Company will purchase the 1,122,883 tendered shares of its common stock at a price of $2.40 per share, net to the seller in cash, without interest, at a total cost of approximately $2.7 million. The Company is financing this purchase entirely with cash on hand. After the completion of the tender offer, the Company will have approximately 13,369,792 shares of its common stock outstanding.

MacKenzie Partners, Inc. served as the information agent for the tender offer.  Questions concerning the tender offer should be directed to MacKenzie Partners at (800) 322-2885.

About GlobalOptions Group, Inc.

GlobalOptions Group (NASDAQ: GLOI) previously provided risk mitigation and management services, including forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations. Additional information regarding GlobalOptions Group is available at our website at www.globaloptionsgroup.com.

Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties, including the successful integration of acquired businesses, projected financial information and the continued successful implementation of the Company's business strategy.

Certain of these risks and uncertainties will be described in greater detail in GlobalOptions Group's filings with the Securities and Exchange Commission. GlobalOptions Group is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.